POWHATAN, VA., June 3, 2010 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) announced that Ralph Larry Lyons, President and CEO of Central Virginia Bank and Central Virginia Bankshares, Inc., has informed the Board of Directors of his plan to retire effective as of the end of this year, December 31, 2010.

Mr. Lyons has provided 37 years of dedicated service to Central Virginia Bank, and has been instrumental in its growth and expansion.  Mr. Lyons will remain as a member of the Board of Directors of Central Virginia Bank and Central Virginia Bankshares, Inc.

The Board of Directors of Central Virginia Bank has contracted with Strategic Risk Associates (“SRA”) to support the Bank and the Board in the transition process.  SRA will provide interim senior management resources for a portion of the transition period, and has assigned a banker with extensive background and experience, Mr. Herbert E. Marth, Jr., to assist the Bank in the coming months.

Readers are cautioned that this press release may contain forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 37 year-old, $460 million community bank with its headquarters and main branch office in Powhatan County and six other full service banking offices, two in the County of Cumberland, three in western Chesterfield County and one in western Henrico County, adjacent to Richmond, Virginia.

SOURCE:	Central Virginia Bankshares, Inc.
CONTACT:	Charles F. Catlett, III
Senior Vice President & Chief Financial Officer
804-403-2002